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                                                        EXHIBIT 23.5

                 CONSENT OF STRADLEY, RONON, STEVENS & YOUNG


We hereby consent to the filing of our opinion letter as Exhibit 8.1 to the Registration Statement on Form S-4 of Phillips & Jacobs, Incorporated with respect to the shares to be issued to the stockholders of Momentum Corporation in connection with its merger into Phillips & Jacobs, Incorporated, and to the references to our firm in the Proxy Statement/Prospectus forming a part thereof as legal counsel who have passed upon the legality of the securities offered thereby and upon certain federal income tax matters relating to the merger.


                                        STRADLEY, RONON, STEVENS & YOUNG

                                        By: /s/ David E. Beavers
                                            -----------------------
                                            David E. Beavers, A Partner